Exhibit 99.2

Phibro Animal Health Corporation Declares Quarterly Dividend

TEANECK, N.J., May 6, 2019 (GLOBE NEWSWIRE) – The Board of Directors of Phibro Animal Health Corporation (Nasdaq:PAHC) today declared a quarterly cash dividend of $0.12 per share on its Class A common stock and Class B common stock, payable on June 26, 2019, to stockholders of record at the close of business on June 5, 2019.

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a diversified global developer, manufacturer and supplier of a broad range of animal health and mineral nutrition products for livestock, helping veterinarians and farmers produce healthy, affordable food while using fewer natural resources. For further information, please visit www.pahc.com.

Contact:

Richard Johnson

Chief Financial Officer, Phibro Animal Health Corporation

+1 201-329-7300

investor.relations@pahc.com